Exhibit (d)(4)(b)
Agreement
This Agreement, effective October 3, 2003, relates to that certain Portfolio Management Agreement (“2001 Agreement”) between SSgA Funds Management, Inc. (“Portfolio Manager”) and the Hirtle Callaghan Trust, a Delaware business trust (“Trust”), which agreement is dated July 27, 2001.
WHEREAS, the Trust has retained the Portfolio Manager to provide to a continuous program of investment management for certain assets of The Growth Equity Portfolio of the Trust (“Account”) pursuant to the 2001 Agreement; and
WHEREAS, the Securities and Exchange Commission has recently adopted new Rule 17a-10 under the Investment Company Act of 1940 (“1940 Act”) and amendments to Rules 10f-3, 17e-1 and 12d3-1 under the 1940 Act that relax the restrictions on affiliated transactions as they apply to multi-manager funds; and
WHEREAS, the new rule and rule amendments permit a sub-adviser or an affiliated person of that sub-adviser to engage in certain principal or agency transaction with a fund or portion of a fund that the sub-adviser does not advise, and permit a sub-adviser to a fund to purchase securities issued by the sub-adviser of another portion of the fund or its affiliated entity subject in each case to certain conditions; and
WHEREAS, the Trust wished to allow its sub-advisers to engage in the transactions now permitted by the new rule and rule amendments.
NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:
1. Section 2(a) of the Agreement is hereby amended by adding the following sentence: “The Portfolio Manager’s responsibility for providing portfolio management services to the fund shall be limited to the Account.”
2. Section 2(b) of the Agreement is hereby amended by adding the following sentence: “The Portfolio Manager shall not consult with any other sub-adviser of the fund concerning transactions for the Fund in securities or other assets.”
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

SSgA Funds Management, Inc.	Hirtle Callaghan

By: /S/ illegible	By: /S/ Robert Zion
Title: President	Title: VP & Treasurer